  As filed with the Securities and Exchange Commission on February 18, 1997.
                        Registration No. 333-__________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
--------------------------------------------------------------------------------

                             GENUINE PARTS COMPANY
               (Exact name of issuer as specified in its charter)

             GEORGIA                                      58-0254510
    (State or other jurisdiction of                    (I.R.S. Employer
    incorporation or organization)                     Identification No.)

                           2999 CIRCLE 75 PARKWAY
                           ATLANTA, GEORGIA 30339
                               (770) 953-1700
(Address, including zip code, and telephone number, of registrant's principal executive offices)

                            GENUINE PARTS COMPANY
                    DIRECTORS' DEFERRED COMPENSATION PLAN
                          (Full title of the plan)

                     GEORGE W. KALAFUT                                        Copy to:
                   GENUINE PARTS COMPANY
                  2999 CIRCLE 75 PARKWAY                                  LAURA G. THATCHER
                  ATLANTA, GEORGIA 30339                                    ALSTON & BIRD
                     (770) 953-1700                                1201 WEST PEACHTREE STREET, N.W.
(Name, address, including zip code, and telephone number,       ATLANTA, GEORGIA 30309-3424
           including area code, of agent for service)                       (404) 881-7546

                              -------------------
                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                     Proposed                  Proposed
                                                                      Maximum                   Maximum
        Title of Securities                 Amount to              Offering Price              Aggregate              Amount of
          to be Registered              be Registered (1)          Per Share (2)           Offering Price (2)      Registration Fee
 -----------------------------------------------------------------------------------------------------------------------------------
  Common Stock, $1.00 par value           100,000 shares               $45.57                    $4,557,000             $1,380.91
 -----------------------------------------------------------------------------------------------------------------------------------

 Phantom units of Genuine Parts
 Company Common Stock                     100,000 units                 N/A                       N/A                    N/A
 -----------------------------------------------------------------------------------------------------------------------------------

(footnotes on following page)

(1) In addition, this registration statement also covers an indeterminate amount of deferred compensation obligations to be offered or sold pursuant to the employee benefit plan described herein. This registration statement also covers any additional units that may hereafter be granted as a result of the adjustment and anti-dilution provisions of the registrant's Directors' Deferred Compensation Plan.
(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h), based on the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange on February 12, 1997.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

         The documents constituting Part I of this registration statement will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the "Securities Act").

                                    PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents are incorporated by reference into this registration statement and are deemed to be a part hereof from the date of the filing of such documents:

         (1) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

         (2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act, since December 31, 1995.

         (3) The description of common stock contained in the Company's registration statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.

         (4) All other documents subsequently filed by the Company pursuant to
Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

         DEFERRED COMPENSATION OBLIGATIONS. Under the Plan, the Company will provide directors the opportunity to enter into agreements for the deferral of some or all of their director fees. The obligations of the Company under such agreements (the "Obligations") will be unsecured general obligations of the Company to pay the deferred compensation in the future in accordance with the terms of the Plan, and will rank pari passu with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding.

         The amount of compensation to be deferred by each participating director will be determined in accordance with the Plan based on elections by the director. Each Obligation will be payable on a date selected by the director participant in accordance with the terms of the Plan. The Obligations will be indexed to one or more benchmark return options individually chosen by each director participant; the two benchmark return options being (i) the Stock Account (a phantom stock fund which follows the appreciation or depreciation of the Company's common stock over time, as further described below, and (ii) the Variable Rate Account (an account that will be credited with interest monthly, based on the "prime rate" published in the Wall Street Journal).

         The Obligations are not subject to redemption, other than hardship withdrawals, prior to the individual payment dates specified by the participating directors. However, the Company reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall (without the written consent of the participant or his beneficiary, if applicable) adversely affect any benefit under the Plan which has accrued with respect to the participant or beneficiary as of the date of such amendment or termination.

         PHANTOM STOCK. The phantom stock being registered hereby consists of phantom units of Company common stock. They are merely a means of recording a hypothetical investment in Company common stock and are not actual shares of stock. Phantom units have none of the voting or liquidation rights of Company common stock. Phantom units have no dividend rights per se; however, holders of phantom units will be entitled to certain dividend equivalents provided for by the Plan. Specifically, on any date when cash dividends are paid on the shares of Company common stock, each participant credited with phantom units under the Plan as of the record date for such dividend will be credited with a number of additional phantom units, and fractions thereof, determined by dividing (i) the aggregate dollar amount of such cash dividend payable in respect of such participant's phantom stock account (determined by multiplying the dollar value of the dividend paid upon a single share of Company common stock by the number of units of phantom stock held in the participant's phantom stock account on the record date for such dividend); by (ii) the fair market value of the Company's common stock on the business day immediately preceding the payment date for such cash dividend. Similarly, on any date when stock dividends are paid on the shares of Company common stock, each participant credited with phantom units under the Plan as of the record date for such dividend will be credited with a number of additional phantom units equal to the number of shares of Company common stock, and fractions thereof, that such participant would have received had his or her phantom units been actual shares of Company common stock as of such dividend record date.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL

         The validity of the securities registered hereby has been passed upon for the Company by Alston & Bird, Atlanta, Georgia.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As provided under Georgia law, the Company's Restated Articles of Incorporation provide that a director shall not be personally liable to the corporation or its shareholders for monetary damages for breach of duty of care or any other duty owed to the corporation as a director, except that such provision shall not eliminate or limit the liability of a director (a) for any appropriation, in violation of his duties, of any business opportunity of the corporation, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions, or (d) for any transaction from which the director received an improper benefit.

         Under its Bylaws, the Company is required to indemnify its directors to the full extent permitted by Georgia law. The Georgia Business Corporation Code provides that a corporation may indemnify its directors, officers, employees and agents against judgments, fines, penalties, amounts paid in settlement, and reasonable expenses, including attorney's fees, resulting from various types of legal actions or proceedings, including, but not limited to any threatened, pending, or completed action, suit or proceeding whether civil, criminal, administrative, arbitrative or investigative and whether formal or informal, if the actions of the party being indemnified meet the standards of conduct specified therein. Determination concerning whether or not the applicable standard of conduct has been met can be made by (a) the Board of Directors by a majority vote of all the disinterested directors, if there are at least two disinterested directors, (b) a majority vote of a committee of two or more disinterested directors, (c) special legal counsel, or (d) an affirmative vote of a majority of shares held by disinterested shareholders. No indemnification shall be made (i) in connection with a proceeding by or in the right of the Company, except for reasonable expenses incurred in connection with the proceeding if it is determined that the indemnitee has met the relevant standard of conduct, or (ii) in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

    None.

ITEM 8.  EXHIBITS

         The exhibits listed in the Exhibit Index are included as part of this registration statement.

ITEM 9.  UNDERTAKINGS

    (a)  The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

              (i)   To  include  any  prospectus  required  by  Section  10(a)
(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the registrant's articles of incorporation, bylaws, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on February 17, 1997.

                                         GENUINE PARTS COMPANY

                                         By:  /s/ Larry L. Prince
                                             -------------------------
                                             Larry L. Prince
                                             Chairman of the Board and
                                             Chief Executive Officer

         Know All Men By These Presents, that each person whose signature appears below constitutes and appoints Larry L. Prince and George W. Kalafut, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully and to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on the 17 day of February, 1997.

            Signature                                    Capacity

/s/ Larry L. Prince
--------------------------------            Director, Chairman of the Board and
Larry L. Prince                             Chief Executive Officer
                                            (Principal Executive Officer)

/s/ George W. Kalafut
------------------------------------               Executive Vice President -- Finance and Administration
George W. Kalafut                                  (Principal Financial and Accounting Officer)

/s/ Bradley Currey, Jr.
------------------------------------               Director
Bradley Currey, Jr.

/s/ Jean Douville
------------------------------------               Director
Jean Douville

/s/ Robert P. Forrestal
------------------------------------               Director
Robert P. Forrestal

/s/ Thomas C. Gallagher
------------------------------------               Director, President and Chief Operating Officer
Thomas C. Gallagher

/s/ J. Hicks Lanier
------------------------------------               Director
J. Hicks Lanier


------------------------------------               Director
William A. Parker, Jr.

/s/ John J. Scalley
------------------------------------               Director and Executive Vice President
John J. Scalley

/s/ Alana S. Shepherd
------------------------------------               Director
Alana S. Shepherd

/s/ Lawrence G. Steiner
------------------------------------               Director
Lawrence G. Steiner

/s/ James B. Williams
------------------------------------               Director
James B. Williams

                                EXHIBIT INDEX
                                      TO
                      REGISTRATION STATEMENT ON FORM S-8

Exhibit Number                            Description
--------------                            -----------
     4.1               Restated Articles of Incorporation of the Company, as
                       amended (previously filed and incorporated herein by
                       reference to the Company's Annual Report on Form
                       10-K, dated March 3, 1995).

     4.2 Bylaws of the Company, as amended (previously filed and incorporated herein by reference to Company's
                       Annual Report on Form 10-K, dated March 3, 1995).

     4.3               Shareholder Protection Rights Agreement, dated as of
                       November 20, 1989, between the Company and
                       SunTrust Bank, as Rights Agent (previously filed and incorporated herein by reference to Company's Report on Form 8-K, dated November 20, 1989).

      5 Opinion of Counsel as to the legality of the securities being registered.

    23.1 Consent of Counsel (contained in the opinion filed as Exhibit 5 hereof).

    23.2               Consent of Independent Auditors.

     24 Power of Attorney pursuant to which amendments to this registration statement may be filed (included on the signature page contained in Part II hereof).

